EXHIBIT 99.1

Blue Water Gaming and Entertainment S.A.
Trump Ocean Club Casino Development and Management

PROPOSED SUMMARY OF TERMS FOR A PROPOSED JOINT VENTURE AMONG THE PARTIES TO THIS LETTER AGREEMENT

March 1, 2011

This letter agreement summarizes the principal terms and conditions of a proposed joint venture among Ocean Point Development Corporation, Rotate Black, Inc., Hunters Creek Capital Partners and Renaissance Gaming, LLC (the “Proposed Transaction”).  Other than as set forth below, the obligations hereunder shall be subject to execution of definitive agreements.

Development Project:
Blue Water Gaming and Entertainment S.A. (the “Company”)  intends to construct, equip, open and operate the casino in the Trump Ocean Club International Hotel and Tower, in Panama City, Panama (the “Project”) for a budgeted cost of approximately $24,000,000, consistent with the budget on Schedule A.

Investors / Sponsor:
Renaissance Gaming, LLC (the “Sponsor”) has secured an Investment Partner (the “Investor”) , who will provide  U.S.$14,000,000 to the Company in exchange for U.S.$14,000,000 of Preferred Units of the Company (the “Preferred Units”) and certain additional Common Units discussed below.

Ocean Point Development Corporation (“Ocean Point”) shall transfer to the Company (1) the rights to constitute a Las Vegas style casino with slot machines and table games in the Trump Ocean Club , (2) unencumbered fee simple title to the 52,000 square foot mezzanine level at the Trump Ocean Club designated for the casino and related amenities Schedule B, (3) 200 parking spaces in the parking ramp at the Trump Ocean Club.   In return Ocean Point shall be provided U.S.$24,000,000 of Preferred Units and certain additional Common Units discussed below.

Sponsor:	In consideration for the role of Renaissance Gaming (the “Sponsor”) in the transaction, they will receive at Closing:

A due diligence and funding fee of U.S.$280,000, payable at closing.

Common Units in the Company representing 5% of the fully diluted Common Units at Closing.

Asset Management Fee. A 12.5% economic interest in the Management Fee provided to Rotate Black.

Operator / Sponsor:	The Operator and Sponsor will work together to arrange a bank line of capital for the operation to cover cash on hand and bank account working capital needs.

Funding Guarantee:	Renaissance has provided proof of funds through Hunters Creek Capital Partners to Newland and Rotate Black.

The Investor will have $14 million deposited into an escrow account within 10 days of the execution of this LOI.

Preferred Unit Key Terms:	The Preferred Units will have the following key terms:

Issuer: the Company

Preferred Interest Rate: 7.5% (“Preferred Interest”)

Seniority: Senior to all Common Units.

Preference Rights: Liquidation only.

Term: 10 years from the Closing.

Information Rights: Reasonable access to all financial and operating reports including, but not limited to annual audited and monthly and quarterly unaudited financial statements.

Common Units:
In consideration for investing in the Preferred Units issued at Close, the Investor and Ocean Point will  receive Common Units in the Company representing 35% and 49%, respectively, of the fully diluted Common Units at Closing.  Distributions on the Common Units shall be deemed to reduce the principal balance remaining on the Preferred Units.

Management Key Terms:	The Management Agreement will have the following key terms:

Operator: A to be formed subsidiary of the Rotate Black.

Scope:  Rotate Black will, on behalf of the Company, manage the development and the day-to-day operations of the Project, including all gaming, food and beverage, entertainment, retail, lodging and other related activities.

Term:  The initial term will commence upon Opening, and shall continue for 10 years, with three 10 year renewal options subject to operating performance, with earlier termination based upon TBD events of default.

Management Fee: Upon Opening, the Company shall pay to Rotate Black a monthly management fee for each month of the Term equal to 10% of Adjusted EBITDA.

Rotate Black shall also receive Common Units in the Company representing 11% of the fully diluted Common Units at Closing.

Adjusted EBITDA is defined as EBITDA less Preferred Interest.

Closing Date:	March 15, 2010 or as soon as practical thereafter (the “Closing”)

Conditions Precedent to Closing:	The following conditions must be satisfied prior to or concurrently with the Closing:

(i)
Approval by the parties of the terms and provisions of Blue Water Shareholder Agreement, the Blue Water Preferred Stock Purchase Agreement and the Management Agreement (collectively, the “ Agreements”);

(ii) Satisfaction of other customary closing conditions as set forth in the Agreements, if any.

Tax Distributions:	The Blue Water JV operating agreement shall address a satisfactory mechanism for meeting required tax liabilities, if any, by the parties.

Nondisclosure:	This letter agreement is confidential and neither its existence nor its terms are to be disclosed to any third party other than legal and financial advisors without the prior approval of Rotate Black.

Rotate Black Expenses prior to Closing Date:
Any documented capital expenditures made by Rotate Black on behalf of the Project from the execution of this letter of intent shall be reimbursed to Rotate Black on the Closing Date out of the closing date funds.

Exclusive Negotiations.
Ocean Point agrees that, between the date of this letter and the execution of definitive agreements (not later than April 15, 2011) (the “Exclusivity Term”) neither it nor any of its respective representatives or affiliates, including, but not limited to Newland International Properties will, directly or indirectly enter into any agreements, understandings or negotiations with, or solicit, initiate or encourage any inquiries, proposals or offers from, any person other than Rotate Black relating to the Project.  Ocean Point will immediately notify Rotate Black if any such inquiry, proposal or offer, or any contact with any person with respect thereto (whether by telephone, personal conversation, fax, email or otherwise) is made or received by Ocean Point or any of its respective representatives or affiliates.  During the Exclusivity Term, each of the parties covenants that it will not enter into any agreement adversely impacting such party's ability to enter into the Proposed Transaction.  Newland International Properties represents and warrants to Buyer that, except as contemplated hereby, there are no pending agreements or understandings with respect to the Project.

Binding Effect of Certain Provisions:
This letter of agreement is subject to the satisfaction of all legal prerequisites to the closing of the Proposed Transaction contemplated herein; notwithstanding the foregoing, this letter of agreement constitutes a binding agreement of the parties as to this paragraph and the paragraphs pertaining to Confidentiality and Exclusive Negotiations.

Other Terms and Conditions:	To be negotiated in final documentation.

This letter agreement sets forth the general terms and conditions acceptable to the parties regarding the structure of a joint venture agreement for the funding the construction and operation of Project. Other than for the binding provisions set forth above, it does not represent contractual obligations of any party, but is intended to form the basis for final negotiations of contracts and agreements which, when executed, will be binding and enforceable.

Rotate Black, Inc.	Renaissance Gaming, LLC

By:	By:

Title:	Title:

Date:	Date:

Ocean Point Development Corporation

By:

Title:

Date:

Schedule A

Schedule B

Attached